Exhibit 99.1

Annapolis Bancorp Announces Third Quarter Profit

ANNAPOLIS, Md.--(BUSINESS WIRE)--November 10, 2008--Annapolis Bancorp, Inc. (NASDAQ:ANNB), parent company of BankAnnapolis, today announced net income of $299,000 ($0.08 per basic and diluted share) for the third quarter of 2008, down from $662,000 ($0.16 per basic and diluted share) for the same period last year.

“Once again, despite the most challenging of circumstances, Annapolis Bancorp is pleased to report a profit for the quarter just ended,” said Chairman and CEO Richard M. Lerner. “In fact, since going public in 1997, this is the Company’s 44th consecutive profitable quarter.”

With the real estate market at a standstill and economic conditions worsening, the Company continued to build its reserves in the third quarter by recording a $931,000 provision for credit losses, up from $133,000 in the same period of 2007. After net charge-offs of only $4,000 in the quarter, the allowance for credit losses amounted to $3,521,000 (1.35% of total gross loans) at September 30, 2008 compared to $2,283,000 (0.93% of total gross loans) at December 31, 2007.

Approximately 50% of the third quarter provision for credit losses is attributable to risk rating downgrades as the Company continues to carefully monitor the quality and performance of its $260.4 million loan portfolio. The balance of the third quarter provision expense represents increases to specific reserves for five classified loans totaling $3.8 million in the aggregate.

Total gross loans increased by $5.4 million or 2.1% in the third quarter, and through the first nine months of 2008 the Company’s loan portfolio grew by $14.2 million or 5.8% (7.7% annualized). “We remain actively committed to lending in the communities we serve,” said Lerner. “We are able to do so because our primary funding sources are local deposits, which continued to flow into the Bank in the third quarter.”

Although largely unchanged from their level at June 30, 2008, total assets rose to $375.9 million at September 30, 2008 from $361.9 million December 31, 2007, a 3.9% increase. Year-to-date balance sheet growth was funded by $20.0 million in new Federal Home Loan Bank advances, as well as by higher repurchase agreement and demand deposit account balances, offset by a $6.2 million or 2.4% decline in interest-bearing deposits and the repayment of $4.2 million in short-term borrowings.

The Company’s mix of interest-bearing deposits continued its transformation since year-end 2007, with savings account balances increasing by $42.1 million or 94.3%, while money market account balances fell by $38.1 million or 44.6%. Certificate of deposit balances declined by $7.0 million or 8.0% due in large part to the deliberate runoff of $8.0 million in brokered deposits earlier in the year. The Superior Savings Account introduced in April of last year has proven invaluable in attracting and retaining significant core deposit relationships at a time when prevailing rates on money market accounts and certificates of deposit have been on the decline.

Stockholders’ equity totaled $26.0 million at the end of the third quarter, a decrease of $0.9 million or 3.2% from year-end 2007. Approximately $1.5 million of capital surplus was utilized to complete the Company’s stock repurchase program in the first half of 2008. Book value per share at quarter-end was $6.77.

At September 30, 2008, Annapolis Bancorp met all federal regulatory requirements for a well-capitalized institution, with a Tier 1 capital ratio of 11.6%, a total capital ratio of 12.9%, and a leverage ratio of 8.4%. To be considered “well-capitalized” under federal definitions, a bank holding company must have a Tier 1 capital ratio of at least 6%, a total capital ratio of at least 10%, and a leverage ratio of at least 5%.

As of the date of this release, the Company has not yet made a determination as to whether it will participate in the U.S. Treasury’s TARP Capital Purchase Program. “As a profitable and well-capitalized institution, we have every reason to believe that we would qualify for participation in this program,” Lerner said. “We are evaluating the matter carefully and will proceed based on our assessment of how effectively the capital can be deployed.”

In the quarter ended September 30, 2008, average interest-earning assets rose to $356.8 million from $338.9 million in the same period last year. The yields on loans and overnight investments declined significantly, offsetting a modest improvement in the yield on investment securities. Overall, the yield on interest-earning assets dropped to 6.10% from 6.78% in the third quarter of last year, and as a result, total interest income fell by $321,000 or 5.5%.

Average interest-bearing liabilities grew to $309.9 million from $290.8 million in the third quarter of 2007, but total interest expense plummeted by $718,000 or 25.7% compared to the same period last year as the deposit mix shifted and interest rates on deposits fell sharply in every category. The overall cost of interest-bearing liabilities dropped by 115 basis points to 2.66% in the three months just ended from 3.81% in the comparable period last year.

Due primarily to the substantial reduction in third quarter interest expense, net interest income improved by $397,000 or 13.2% compared to the same period in 2007, and the Company’s net interest margin expanded from 3.51% in the third quarter of 2007 to 3.79% in the three months just ended. On a sequential quarter basis, the Company’s net interest margin improved by 15 basis points, continuing a trend of stabilization or improvement in this key metric over the past four quarters.

As previously mentioned, the Company’s third quarter provision for credit losses increased to $931,000 from $133,000 in the same period last year. Nonperforming assets at September 30, 2008 amounted to $5.5 million or 2.13% of total gross loans compared to $1.1 million or 0.44% of total gross loans at December 31, 2007. Increases of $3.3 million in nonaccrual loans and $1.2 million in loans over 90 days past due but still accruing accounted for the higher level of nonperforming assets.

Noninterest income decreased by $48,000 or 9.9% in the third quarter compared to the same period last year, due primarily to lower transaction-based service charges. Noninterest expense increased by $62,000 or 2.6%, with higher operating costs offset by the reversal of all accrued discretionary bonuses for 2008.

Annapolis Bancorp’s annualized return on average equity for the third quarter of 2008 was 4.59% compared to 10.37% for the same period in the prior year. The third quarter annualized return on average assets was 0.32% compared to 0.73% for the three months ended September 30, 2007.

Year-to-date net income for 2008 declined by 32.3% to $1,282,000 ($0.33 per basic and $0.32 per diluted share) from $1,893,000 ($0.46 per basic and $0.45 per diluted share) in the first nine months of last year. Net interest income improved by $954,000 or 10.8%, with the year-to-date net interest margin expanding to 3.67% from 3.59% in the comparable period of 2007. After a $1,266,000 increase in the provision for credit losses compared to the same period last year, net interest income after provision declined by $312,000 or 3.6%. Year-to-date noninterest income fell by $55,000 or 4.0%, and noninterest expense increased by $565,000 or 7.9%.

For the nine months ended September 30, 2008, Annapolis Bancorp’s annualized return on average equity was 6.48% compared to 10.16% for the same period of 2007. The 2008 nine-month annualized return on average assets was 0.46% compared to 0.73% in 2007.

BankAnnapolis serves the banking needs of small businesses, professional concerns, and individuals through seven community banking offices located in Anne Arundel and Queen Anne’s Counties in Maryland. Next month, the Bank will open its eighth office in the new Annapolis Towne Centre at Parole. The Bank’s headquarters building and main branch are located at 1000 Bestgate Road, directly across from the Westfield Annapolis Mall.

Certain statements contained in this release, including without limitation, statements containing the words "believes," "plans," "expects," "anticipates," and words of similar import, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

Annapolis Bancorp, Inc. and Subsidiaries
Consolidated Balance Sheets
as of September 30, 2008 and December 31, 2007
($000)

	(Unaudited)	(Audited)
	September 30,	December 31,
	2008	2007
Assets
Cash and due from banks	$7,207	$5,411
Interest bearing deposits with banks	3,049	11,500
Federal funds sold	12,854	1,588
Investment securities, available for sale	78,331	83,123
Loans, net of allowance	256,847	243,905
Accrued interest receivable	1,870	1,794
Deferred income taxes	1,801	836
Premises and equipment	9,231	9,179
Investment in bank owned life insurance	4,049	3,927
Other assets	630	616
Total Assets	$375,869	$361,879

Liabilities and Stockholders' Equity
Deposits
Noninterest bearing	$40,660	$38,075
Interest bearing	247,319	253,514
Total deposits	287,979	291,589
Securities under agreements to repurchase	15,607	13,337
Short-term borrowings	-	4,170
Long term borrowings	40,000	20,000
Junior subordinated debentures	5,000	5,000
Accrued interest and accrued expense	1,291	931
Total Liabilities	349,877	335,027

Stockholders' Equity
Common stock	38	40
Paid in capital	11,258	12,589
Retained Earnings	15,372	14,233
Comprehensive income	(676)	(10)
Total Equity	25,992	26,852

Total Liabilities and Equity	$375,869	$361,879

Annapolis Bancorp, Inc. and Subsidiaries
Consolidated Statements of Income
for the Three and Nine Month Periods Ended September 30, 2008 and 2007
(Unaudited)
(In thousands, except per share data)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007

Interest Income
Loans	$4,305	$4,516	$12,932	$13,223
Investments	1,080	974	3,095	2,777
Interest bearing balances with banks	62	-	252	-
Federal funds sold	26	304	255	785
Total interest income	5,473	5,794	16,534	16,785

Interest expense
Deposits	1,619	2,444	5,346	6,646
Securities sold under agreements to repurchase	63	203	221	442
Borrowed funds	315	37	916	527
Junior debentures	77	108	249	322
Total interest expense	2,074	2,792	6,732	7,937
Net interest income	3,399	3,002	9,802	8,848

Provision for credit losses	931	133	1,419	153

Net interest income after provision	2,468	2,869	8,383	8,695

Noninterest Income
Service charges	307	346	912	944
Mortgage banking	9	9	43	49
Other fee income	121	130	367	384
Total noninterest income	437	485	1,322	1,377

Noninterest Expense
Personnel	1,375	1,440	4,467	4,162
Occupancy and Equipment	336	310	962	935
Data processing expense	208	201	595	585
Professional Fees	78	60	296	204
Marketing expense	97	63	300	315
Other operating expense	369	327	1,109	963
Total noninterest expense	2,463	2,401	7,729	7,164

Income before taxes	442	953	1,976	2,908
Income tax expense	143	291	694	1,015
Net income	$299	$662	$1,282	$1,893

Basic earnings per share	$0.08	$0.16	$0.33	$0.46
Diluted earnings per share	$0.08	$0.16	$0.32	$0.45
Book value per share	$6.77	$6.49	$6.77	$6.49
Average fully diluted shares	3,975,023	4,183,305	4,043,981	4,206,633

Annapolis Bancorp, Inc. and Subsidiaries
Financial Ratios and Average Balance Highlights
(In thousands)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Performance Ratios (annualized)
Return on average assets	0.32%	0.73%	0.46%	0.73%
Return on average equity	4.59%	10.37%	6.48%	10.16%
Average equity to average assets	6.88%	7.05%	7.04%	7.14%
Net interest margin	3.79%	3.51%	3.67%	3.59%
Efficiency ratio	64.21%	68.86%	69.48%	70.06%

Other Ratios
Allow for credit losses to loans	1.35%	0.89%	1.35%	0.89%
Nonperforming to gross loans	2.13%	0.11%	2.13%	0.11%
Net charge-offs to avg loans	0.00%	0.00%	0.07%	0.00%
Tier 1 capital ratio	11.6%	12.6%	11.6%	12.6%
Total capital ratio	12.9%	13.5%	12.9%	13.5%

Average Balances
Assets	376,234	358,878	375,797	348,955
Earning assets	356,774	338,893	356,430	329,063
Loans, gross	258,399	234,697	249,962	230,175
Interest Bearing Liabilities	309,942	290,788	309,784	282,292
Stockholders' Equity	25,871	25,306	26,447	24,902

CONTACT:
Annapolis Bancorp, Inc.
Richard M. Lerner, 410-224-4455